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                                                                 EXHIBIT 11.1

                        LATTICE SEMICONDUCTOR CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)


                                                    Year Ended
                                    ----------------------------------------
                                 March 30, 1996   April 1, 1995   April 2, 1994
                                 --------------   -------------   -------------

Net income  . . . . . . . . . .      $41,784          $26,966        $22,490
                                    ---------        ---------      ---------
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Weighted average common stock
 and common stock equivalents:

      Common. . . . . . . . . .       20,327           18,627         18,182
      Options and warrants. . .          652              537            764
                                    ---------        ---------      ---------
                                      20,979           19,164         18,946
                                    ---------        ---------      ---------
                                    ---------        ---------      ---------
Net income per share. . . . . .      $  1.99          $  1.41        $  1.19
                                    ---------        ---------      ---------
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